Exhibit 99.1

Entravision Announces Strategic Amendment to its Credit Agreement

BURBANK, CA – July 16, 2025 – Entravision Communications Corporation (NYSE: EVC), a global media and advertising technology company, announced that on July 15, 2025 it entered into a strategic amendment to its credit agreement. The move is intended to increase the company’s financial stability and accelerate debt reduction, resulting in lower financial risk through the term of its credit facility, which matures in March 2028.

“We are pleased with the strategic changes we’ve made to our credit facility,” said Mark Boelke, Chief Financial Officer of Entravision. “Reducing debt is a key priority for Entravision that will provide operational and financial stability and flexibility. The media industry is undergoing unprecedented changes and this amendment provides us with additional financial flexibility to navigate these changes and build shareholder value.”

Key provisions of the amendment include:

Accelerated debt reduction

●
Scheduled quarterly term loan payments increased to $5 million from $2.5 million. This follows a voluntary prepayment of $10 million in the second quarter of 2025 and further strengthens the company's low leverage ratios.
●
Revolving credit facility commitments decreased to $30 million from $75 million, optimizing available liquidity while reducing commitment fees.

Enhanced financial stability

●
The net leverage ratio will be calculated on a trailing eight-quarter basis, instead of a trailing four-quarter basis, and the maximum permitted net leverage ratio increased to 4.0x from 3.25x. These changes are intended to moderate the effects of cyclical political advertising revenue, and provide a more stable leverage profile and greater operational flexibility.

Additional details about the amendment to the credit agreement are available in the company’s Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission.

About Entravision Communications Corporation

Entravision is a global media and advertising technology company. In the U.S., we provide video, audio and digital marketing services to local and national advertisers through a portfolio of television and radio stations and digital advertising services that target Latino audiences. Our advertising technology business provides programmatic advertising technology and services to advertisers and app developers globally. Entravision is the largest affiliate group of the Univision and UniMás television networks. Shares of Entravision Class A Common Stock trade on the NYSE under the ticker: EVC. Learn more about us at entravision.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Mark Boelke

Chief Financial Officer

310-447-3870

ir@entravision.com

Roy Nir

VP, Financial Reporting and Investor Relations

310-447-3870

ir@entravision.com

###